Exhibit 10.6
FORM OF REVOLVING LINE OF
CREDIT AGREEMENT
Oiltanking Partners, L.P.
Attn. Ken Owen
Jacintoport Boulevard 15602
77015 Houston, TX
UNITED STATES
Amsterdam, [                    ] 2011
Credit Limit Agreement (Code: IBOTLPRE)
Dear Ken,
Regarding to our conversation we confirm that we will grant to Oiltanking Partners, L.P. (the Borrower) a revolving credit line with a Revolving Credit Committed Amount of up to
USD 50,000,000
This credit limit expires on 30.06.2013.
The Revolving Credit Committed Amounts can be increased from time to time as follows:
At the Borrower’s written request and in the sole discretion of Oiltanking Finance BV, the Revolving Credit Committed Amount can be increased from time to time in increments of USD 5,000,000, up to an additional USD 75,000,000 in the aggregate, for a maximum amount of USD 125,000,000; provided, however, that no such increase shall be effective unless no Default or Event of Default shall have occurred and be continuing at the time any such request is made by the Borrower or at the time such increase would otherwise become effective.
The notice of any drawing under this agreement shall be passed on two bank working days before the transfer shall take place.
The interest is calculated for each interest period on basis of the LIBOR as per the Reuters site LIBOR01 plus a margin of 2.00% p.a.

An interest period is defined as the length of term indicated by the Borrower at the time of borrowing that funds will be needed. Interest periods can be extended at the option of the Borrower.
A prepayment — partly or in total — during an interest period is not allowed. If the Borrower desires to pay back drawings under the facility before the end of an interest period the Borrower will incur break funding costs. A repayment at the end of an interest period is always possible without any additional cost. Amounts repaid may be re-borrowed.
A commitment fee of 0.50% p.a. will be calculated on the undrawn amount of the Revolving Credit Committed Amount and is to be paid at the end of each month. We agreed on an arrangement fee of 0.50% (i.e. USD 250,000) flat upfront based on the Revolving Credit Committed Amount.
On the basis of its audited annual financial statements (local GAAP), the Borrower is obliged to meet the following Financial Parameters:
a. Stockholders Equity: the Borrower will not, at any time, permit the ratio of (i) Stockholders Equity to (ii) non-current assets to be less than 30%.
b. Debt Service Coverage Ratio: the Borrower will not, at any time, permit the ratio of (i) EBITDA for the period of 12 consecutive months to (ii) Total Debt Service to be less than 1.2.
c. Leverage Ratio: the Borrower will not, at any time, permit the ratio of (i) Net Financial Indebtedness to EBITDA to be more than 3.75.
The following definitions shall apply for the Financial Parameters:
EBITDA means the sum of the net income for such period, plus, to the extend such amount was deducted in the computation of the net income, the aggregate amount of Net Interest Expense, income tax, depreciation, and amortization for such period.
Net Financial Indebtedness means
(a) the sum of (i) all liabilities for borrowed money, (ii) liabilities from derivative financial instruments, (iii) liabilities for capital lease minus

(b) the sum of (i) subordinated loans, (ii) cash and cash equivalents held by the Borrower at such time.
Stockholders Equity means the amount shown as stockholders equity on the balance sheet of the Borrower.
Total Debt Service means the sum of all interest and all capital repayments in respect of the Borrowers liabilities for borrowed money and for capital lease obligations for such period.
The Borrower shall supply to the Lender as soon as available, but in any event not later than the 31st of March of each calendar year during the lifetime of the loan, a compliance certificate setting out the computations as to compliance with the Financial Parameters.
Any borrowing must be repaid at the expiry date of this agreement. Place of jurisdiction is Amsterdam. The law of The Netherlands governs this agreement.
Please confirm your consent with this letter by signing and returning the attached copy.
Yours faithfully,
Oiltanking Finance B.V.
Agreed to and accepted this [                    ] day of [                    ] 2011.
OILTANKING PARTNERS, L.P.

By:	OTLP GP, LLC,
its general partner

Ken Owen
Chief Financial Officer